Exhibit 10.1

ADDENDUM TO OFFICE LEASE AGREEMENT

Between

PSN PARTNERS, L.P.

a New Jersey Limited Partnership

LANDLORD

And

OPHTHOTECH CORPORATION

TENANT

1.                                      This Addendum to Office Lease Agreement (“Addendum”) is executed on the 9th day of May, 2016, and specifically and expressly is incorporated into the Office Lease Agreement dated August 22, 2013 (the Office Lease Agreement and this Addendum are collectively referred to hereafter as the “Lease”).     In the event of any inconsistency or discrepancy, the terms, covenants, conditions and provisions of this Addendum shall supersede and prevail over those set forth in the Office Lease Agreement.

2.                                      Landlord and Tenant agree that Tenant has properly exercised the First Renewal Term.  The First Renewal Term shall be for a period of three (3) years and shall commence September 1, 2016 (“First Renewal Term Commencement Date”) and shall terminate August 31, 2019 (“First Renewal Term Termination Date”).

3.                                      The Annual Fixed Rent during the First Renewal Term shall be as follows:

Lease Year	Annual Rent	Monthly Rent
First	$76,770.02	$6,397.50
Second	$79,073.12	$6,589.43
Third	$81,445.31	$6,787.11

4.                                      Section 27, Advance Rent and Security Deposit: Landlord and Tenant hereby acknowledge and agree that Tenant previously paid over to Landlord the sum of Eleven Thousand Three Hundred Seventy-Four and 66/100 ($11,374.66) Dollars constituting the requisite Security Deposit.  Said Security Deposit shall continue to be held by Landlord as security for the faithful performance by Tenant of all conditions to be performed by Tenant under the Lease.  Tenant shall not be required to pay any additional Security Deposit.  All remaining terms, covenants, conditions and provisions of Section 27 shall remain in full force and effect.

5.                                      Tenant’s Right to Terminate:

Effective with the First Renewal Term Commencement Date (September 1, 2016) and continuing throughout the First Renewal Term, Tenant may terminate the within Lease Agreement by providing nine (9) months written notice to the Landlord provided:

A.                                    Tenant is in actual occupancy of the Leased Premises;

B.                                    Tenant is not in default of any monetary or non-monetary term, covenant, condition and provision of the Lease both at the time Tenant may exercise said right to terminate and on the termination date;

C.                                    Tenant shall vacate the Premises at the expiration of said nine (9) month period (“Early Termination Date”) in accordance with the terms and conditions of the Lease.

D.                                    Tenant’s failure to strictly adhere to all of the foregoing preconditions, which Tenant acknowledges are material considerations for Landlord granting said right to terminate, shall render said right to terminate, at Landlord’s sole and absolute discretion, null and void and of no force and effect.  In the event Tenant fully complies with all of the foregoing requirements, then, and in such case, there shall be no termination fee or penalty imposed upon Tenant.

6.                                      Option to Renew:

Upon the expiration of the Term reserved herein, Tenant shall have the right to renew the Lease for an additional term of three (3) years (referred to herein as the “Second Renewal Term”).  Tenant’s right to renew the Lease for the period referred to above shall be subject to:

A.                                    Tenant being in actual occupancy of the Leased Premises; and

B.                                    The Lease then being in full force and effect and Tenant not being in default hereunder both when such option to renew may be exercised and at the commencement of such Second Renewal Term; and

C.                                    Tenant providing Landlord with prior written notice of its exercise such option.  The requisite written notice to be furnished by Tenant to Landlord shall be delivered to Landlord not later than nine (9) months, but not sooner than twelve (12) months, prior to the expiration of the Third Lease Year, time specifically and expressly hereby being made of the essence for delivery of such notice.  Upon proper exercise by Tenant of its right to the Second Renewal Term, the Term of the Lease shall be deemed extended to include the said Second Renewal Term, subject to the terms and conditions of the Lease, excepting (i) there shall be no further right to renew; (ii) there shall be no Landlord’s Work; (iii) there shall be no Landlord’s Contribution; (iv) there shall be no abatement of Rent; and (v) that during the Second Renewal Term the Annual Fixed Rent shall be adjusted as set forth below; and

D.                                    Tenant’s failure to comply with all of the foregoing shall, at Landlord’s option, render said option to renew null and void.

E.                                    The Annual Fixed Rent during the Second Renewal Term shall be equal to and based upon the fair market rental value for the Leased Premises as based upon space and facilities of similar or like character then available or leased in Palmer Square, Princeton, New Jersey.  In fixing said market value at the time of commencement of the Second Renewal Term, no credit shall be allowed to Tenant for any amounts theretofore expended by Tenant for leasehold improvements, alterations or changes in the Leased Premises pursuant to the provisions of the Lease.  Following the election made by Tenant to the Second Renewal Term, Landlord and Tenant shall endeavor to agree upon the appropriate fair market rental value which shall constitute the Annual Fixed Rent.  Failing such agreement on or before six (6) months prior to the commencement of the Second Renewal Term, then the matter shall be submitted for determination by arbitration in accordance with the Rules of the American Arbitration Association.  In the event the Annual Fixed Rent payable during the Second Renewal Term has not been determined prior to the date the Second Renewal Term commences, then Tenant shall pay Annual Fixed Rent in effect for the Third Lease Year of the First Renewal Term plus fifty (50%) percent.  Once the Annual Fixed Rent has been determined, such Rent shall be payable as of the date such Second Renewal Term commenced and any Rent payments theretofore made shall be adjusted accordingly.  In no event shall the Rent for the Second Renewal Term be less than that in effect at the expiration of the Third Lease Year of the First Renewal Term.

Tenant shall continue to pay Additional Rent during such Second Renewal Term as provided in the Lease.

7.                                      All remaining terms, covenants, conditions and provisions of the Lease and Schedules, including, without limitation, Section 9, Non-Liability of Landlord and Exculpation, shall remain in full force and effect.

PSN PARTNERS, L.P.
A Limited Partnership, Landlord
By:	GA Properties, Inc., General Partner

By:	/s/ Peter N. Rudy
Peter N. Rudy, Vice President

OPHTHOTECH CORPORATION
Tenant

By:	/s/ Glenn Sblendorio
	Name:	Glenn Sblendorio
	Title:	Executive Vice President,
Chief Operating Officer and
Chief Financial Officer